EXHIBIT 10.28

July 16, 2001


Mr. Roy Perry
3900 Michael Neill Road
Austin, TX   78730-1410


Dear Roy:

I am pleased to offer you the position of Vice President, Global Supply Chain Management, reporting directly to Patrick Martin, Chief Executive Officer. Your annualized base salary will be $285,000.00, payable bi-weekly. Other benefits being offered with this position are outlined below. We are sensitive to your need to manage your departure from your current position and would like to recommend that your start date with StorageTek will be August 13, 2001.

You will be eligible to participate in the 2001 StorageTek Pay for Performance Management Bonus Plan. The target level incentive for your position will be 50% of your base salary. Incentive payout is based on achievement of corporate and individual goals. We will guarantee a minimum of 100% of your prorated target management bonus for 2001.

Subject to the approval of the Board of Directors, you will receive 75,000 shares of StorageTek restricted common stock at par value, $0.10 per share. These shares will vest in four equal annual installments on the anniversary dates of the grant beginning with the first anniversary in 2002.

Further, subject to the approval of the Board of Directors, StorageTek will grant to you a stock option to purchase 150,000 shares of StorageTek common stock, at a price to be determined on the day the option is granted. The option will be granted pursuant to the terms and conditions of the Company's 1995 Equity Participation Plan, which is attached for your review. These options will also vest in increments of 25% on the first through the fourth anniversaries of the grant.

To assist with the transition to your new location, StorageTek will provide for the relocation expenses as detailed in the attached Relocation Assistance Summary. In addition, StorageTek will make a cash relocation payment to you of $100,000, less applicable deductions for federal, state and local tax withholdings. This payment will be paid to you in your first regular paycheck from StorageTek. As a provision of this one-time cash payment, if you voluntarily terminate your employment within eighteen (18) months of your hire date, you will be responsible for repaying this relocation payment on a prorated quarterly basis pursuant to the terms of the attached Relocation Payback Agreement.

Subject to Board of Directors approval, you will participate in LEAP (Leveraged Equity Acquisition Program), an equity program recently implemented for the most senior managers at StorageTek. Annual grants of options and/or restricted stock


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will be made to LEAP participants, with the amount and type of grant being based on corporate performance. The options and/or restricted stock will vest in equal annual installments over a four-year period after the grant date. LEAP, requires participants to purchase shares of StorageTek common stock, equivalent to a multiple of their salary. For your position you will be required to acquire StorageTek stock with a purchase price equal to 1 times your annual base salary. Your participation in StorageTek's LEAP Program is subject to the terms and conditions of the plan documents, as these plan documents may be amended from time to time. See attached summary of the Plan and benefits.

As a member of our team, you will be eligible to participate in our flexible benefit program that currently includes: medical, dental, life, short- and long-term disability coverage, 401(k), employee stock purchase plan and many other employee benefits and services as outlined below.

         401(k) - Participation in the StorageTek 401(k) Plan upon hire and begin contributions in the next available payroll cycle. Currently, StorageTek matches 100 percent of the first three percent of your annual base pay (up to government guidelines) and 50 percent of the next four percent.

         Deferred Compensation - Under this program you may contribute up to 50% of your base salary and up to 75% of your marketing or management bonuses into a non-qualified tax deferred plan. In addition, you may also contribute excess 401(k) contributions to the plan. This program is paying interest of 9.03% in 2001.

         Executive Life - StorageTek will also provide you with life insurance that is equivalent to two times your base pay. Your initial coverage will be through group term insurance. After you start, you will receive enrollment materials for the executive life insurance plan that allow you to enroll in a universal life policy (for coverage above $50,000) that you will own and that will provide cash surrender value.

         Medical and Dental - StorageTek offers comprehensive medical/prescription and dental plans, as well as an eyewear discount plan. We pay a majority of the cost of medical and dental coverage for employees and eligible dependents. In addition we offer site medical and dental services at our Louisville campus.

         Short/Long-term disability - Short-term disability (STD) coverage is provided at no cost to you. You may purchase Long-Term Disability (LTD) coverage for a fee.

         Employee Stock Purchase Program - Twice each year you have the opportunity to authorize up to 10% of your after-tax pay to be used to purchase StorageTek stock through convenient payroll deductions at 85% of its current value.

         AD&D, Travel Accident - StorageTek provides basic employee AD&D in the amount of two times your annual base salary, up to $900,000 in coverage, at no cost to you. StorageTek pays the entire cost of business travel accident insurance.

         Car allowance for a leased quality vehicle of $550 per month, plus reimbursement for maintenance and insurance. This amount is paid in the first paycheck each month.

         Executive vacation program allowing vacation as business conditions dictate. There is no defined limit, and therefore, no vacation accrual.

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All employment offers are subject to successfully passing a drug-screening test, background check, signing of our propriety rights and Non-Compete agreement and your ability to accept employment in the United States.

Your employment with StorageTek will be "at-will." This means that either you or StorageTek may terminate your employment at any time, with or without cause, with or without notice, and for any reason or no reason. In the event your employment is terminated other than by means of voluntary resignation, discharged for Cause, retirement, death or disability, you will be entitled to a severance payment equivalent to one year's base salary and one year's Performance Management target bonus as severance pay.

Here at StorageTek, we are passionate about our work. Our culture is energizing, innovative and challenging. We realize that talented people like you help make us more successful in our rapidly expanding world markets. StorageTek is an Equal Opportunity employer that embraces and encourages diversity. Our goal is to hire the right person into the right job at the right time - so that we together can put the power of information into our customers' hands. We hope you will help us meet this challenge and become part of the StorageTek team.

Roy, we look forward to having you join our executive team. Please sign both copies of this offer letter; return one copy of this letter and completed attachments by Friday, July 20, 2001 to indicate your acceptance of the terms of this offer. This offer will expire after that date.

If you have any questions regarding this offer, please call me directly at (303) 661-2500. Or, you may call Roger Gaston, Corporate Vice President, Human Resources at 303-673-3977.


Sincerely,



Patrick Martin
Chief Executive Officer
StorageTek




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I have read this offer and I understand and accept its terms.


---------------------------------                        --------------------
Roy Perry                                                Acceptance Date


To facilitate enrollment into our personnel system, please provide the following:


--------------------------                             -------------------------
Social Security Number                                 Date of Birth


Assuming that I have received notification that I have successfully passed all components of StorageTek's pre-employment screening process before such date*, I would like to start work on the following date:


--------------------------
Start Date

*Please note: We typically receive the background check in five to seven business days from when you fax it in. We typically receive the drug test results in three to four business days from when you take the test.



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                   Addendum to the Offer Letter for Roy Perry
                          Requirements and Definitions

This offer of employment is contingent upon your completion of the following:

Undergoing and passing StorageTek's employee screening inquiries, including pre-employment drug screen and background investigation, and other testing as may be required for your specific position;

o Verification of your eligibility to work in the United States;
o Identification of Pre-employment Commitments, and
o Execution of StorageTek's Proprietary Rights Agreement.

You will be eligible to start work with StorageTek after the pre-employment screening requirements have been successfully met.

Your employment with StorageTek (also referred to below in the term definitions as the "Company".) is "at-will." This means that either you or StorageTek may terminate your employment at any time, with or without cause, with or without notice, and for any reason or no reason. Any contrary representations or agreements, which may have been made to you, are superseded by this offer. The "at-will" nature of your employment described in this offer letter shall constitute the entire agreement between you and StorageTek concerning the nature and duration of your employment. Should your employment be terminated by StorageTek for reasons other than cause, including a termination of employment within one year after a Change of Control, you will receive the severance payment described in your offer letter. Payment of severance is conditional upon you will be required to sign a waiver and release of all claims, known or unknown, arising out of your employment relationship.

For purposes of this offer letter, Addendum to the Offer Letter and the attached Relocation Assistance Payback Agreement, the following terms are defined as follows: Change of Control. "Change of Control" means the occurrence of any of
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the following events:

(i) The acquisition by any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company, of the "beneficial ownership" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the total voting power represented by the Company's then outstanding voting securities; or

(ii) A merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity [including the parent corporation of such surviving entity]) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the approval by the stockholders of the Company of a plan of complete liquidation of the Company, or the sale or disposition by the Company of all or substantially all the Company's assets.

Cause. "Cause" as a basis for termination of your employment is defined as any of the following: willful failure to perform your duties and responsibilities as an executive of the company; your willful breach of any written agreement between you and the company; gross negligence or dishonestly in the performance of your duties; your willful violation of any of the Corporate Policies and Practices as in effect from time to time; your engaging in conduct or activities that materially conflict with the interests of or injure the Company, or materially interfere with your duties owed to the Company; your refusal to comply with or material neglect of instructions received from your manager, and your conviction in any criminal or civil proceeding (or entering into a plea bargain admitting criminal guilt, including any plea to any offense for which a deferred sentence or prosecution is received.)

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To assist with the transition to your new location, StorageTek will reimburse the following relocation expenses for you. The relocation assistance described in this summary will be provided per the StorageTek Domestic Relocation Guidelines. This offer of relocation will expire twelve (12) months after your hire date.

After accepting this position and signing and returning the Relocation Assistance Payback Agreement, you will be contacted by a representative of Cendant Mobility, our relocation partner, for a phone consultation. They will discuss with you the details of the relocation benefits summarized below.

o StorageTek will pay the costs of shipping your household goods and one car. Cendant Mobility will arrange the shipment of your household goods for you. StorageTek will also pay for up to 30 days of storage for your household goods in your new location.
o        Travel Expenses to New Location

To help you with the remaining costs of relocating, StorageTek will provide you with a relocation allowance of $100,000.00 less applicable federal, state and FICA taxes. The relocation allowance amount is intended for you to use at your discretion for any other relocation expenses that you may incur beyond those listed above. You should receive this relocation allowance in your first regular paycheck from StorageTek.

Should you have any questions regarding this relocation package before you accept your offer, please contact either Linda Lutton, Executive Staffing Consultant, at (303) 661-6448 or Cathy Badell, HRD Specialist - Global Mobility, at (303) 661-2324.

I have read this Addendum to the Offer Letter Roy Perry dated 7/16/01 and I understand and accept its terms.

---------------------------------   --------------------
Roy Perry                           Acceptance Date


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                     Relocation Assistance Payback Agreement

Should you resign your employment or if you are terminated "for cause" from Storage Technology Corporation ("StorageTek") within eighteen (18) months from your relocation date, you agree to repay StorageTek any relocation expenses paid to you, on your behalf or reimbursed to you. These expenses include, but are not limited to, lump sum payments for relocation assistance, payment of shipment of household goods, travel expenses to the new location, and home sales assistance if offered. Such amount shall be payable immediately upon resignation of employment and will be prorated based on completed hours of employment service since your relocation date. In addition, you agree to authorize StorageTek to deduct any amounts owed to StorageTek pursuant to this Relocation Assistance Payback Agreement from your final paycheck and any other amounts that StorageTek otherwise might pay upon termination, including without limitation your accrued but unused vacation. Your relocation date is the date you commenced work with StorageTek.
You hereby agree to waive protest, notice of dishonor, and all other notice or demand in connection with delivery, acceptance, performance, default, or endorsement of this Agreement. In the event you refuse or fail to repay the amount owed for relocation expenses paid to you by StorageTek, StorageTek will be entitled to recover from you its attorney's fees and costs associated with the collection of said expenses.

Accepted by:
                  -----------------------------------         -----------------
                  Roy Perry                                   Date



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